SUBSCRIPTION AGENT AGREEMENT

This SUBSCRIPTION AGENT AGREEMENT (this “Agreement”) is entered into as of December 13, 2017, by and between American Stock Transfer & Trust Company, LLC (the “Subscription Agent”) and Dividend and Income Fund (the “Company”).

1.	The Company is offering (the “Rights Offering”) to the holders of its shares of beneficial interest, par value $0.01 per share (“Shares”), on December 26, 2017 (the “Record Date”), the right (“Rights”) to subscribe for new Shares (“New Shares”). Rights shall cease to be exercisable at 5:00 P.M., ET, on January 26, 2018 or such later date of which the Company notifies the Subscription Agent orally and confirms in writing or as otherwise set forth in the Prospectus (as defined herein) (the “Expiration Date”). One Right is being issued for each Share held as of the close of business on the Record Date rounded up to the nearest number of Rights evenly divisible by three. Three Rights and payment in full of the subscription price as set forth in the Prospectus (as defined herein) (the “Subscription Price”) are required to subscribe for one New Share. Rights are evidenced by non-transferable subscription certificates as set forth in the Prospectus (“Subscription Certificates”). Each holder of Subscription Certificate(s) who exercises the holder’s right to subscribe for all New Shares that can be subscribed for with the Rights evidenced by such Subscription Certificate(s) (the “Primary Subscription”) will have the right to subscribe for additional New Shares, if any, available as a result of any unexercised Rights and/or as a result of the Company’s exercise of an over-allotment option as set forth in the Prospectus (such additional subscription right being referred to hereafter as the “Over-Subscription Privilege”). The Rights Offering will be conducted in the manner and upon the terms set forth in the Company’s Prospectus Supplement to be dated December 13, 2017 (subject to change by the final Prospectus Supplement, which is expected to be filed immediately following the Record Date) (the “Prospectus Supplement”), and the accompanying Base Prospectus (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”). In the event of a conflict between the term of this Agreement and the Prospectus, the Prospectus shall control.

2.	The Subscription Agent is hereby appointed to affect the Rights Offering as set forth herein and in the Prospectus. The Subscription Agent may rely on, and shall be protected in acting upon, any certificate, instrument, opinion, representation, notice letter or other document delivered to it and believed by it to be genuine and to have been signed by the proper party or parties.

3.	Enclosed herewith are the following, the receipt of which the Subscription Agent acknowledges by its execution hereof:

(a)	a draft copy of the Prospectus;

(b)	the form of Subscription Certificate (with instructions);

(c)	resolutions adopted by the board of directors of the Company in connection with the Rights Offering, certified by the secretary of the Company; and

(d)	the form of notice of guaranteed delivery (“Notice of Guaranteed Delivery”).

4.	As soon as is reasonably practical, the Subscription Agent shall mail or cause to be mailed to each holder of Shares at the close of business on the Record Date a Subscription Certificate evidencing the Rights to which such holder is entitled, a Notice of Guaranteed Delivery, a Prospectus and an envelope addressed to the Subscription Agent. Prior to mailing, the Company shall provide the Subscription Agent with blank Subscription Certificates which the Subscription Agent shall prepare and issue in the names of holders of Shares of record at the close of business on the Record Date and for the number of Rights to which they are entitled. The Company shall also provide the Subscription Agent with a sufficient number of copies of each of the documents to be mailed with the Subscription Certificates.

5.	Subscription Procedure.

(a)	Upon the Subscription Agent’s receipt of any Subscription Certificate in accordance with the terms set forth in the Prospectus, the Subscription Agent shall as soon as practicable after the Expiration Date, but after performing the procedures described in subsections (b) and (c) below, mail to the subscriber’s registered address on the books of the Company statements confirming the issuance of the uncertificated securities underlying each New Share duly subscribed for (pursuant to the Primary Subscription and the Over-Subscription Privilege) and furnish a list of all such information to the Company.

(b)	As soon as practicable after the Expiration Date, the Subscription Agent shall calculate the number of New Shares to which each subscriber is entitled pursuant to the Over-Subscription Privilege. The Over-Subscription Privilege may only be exercised as set forth in the Prospectus. New Shares pursuant to the Over-Subscription Privilege may be issued as set forth in the Prospectus.

(c)	Upon calculating the proration of New Shares to which each subscriber is entitled pursuant to the Over-Subscription Privilege and the amount overpaid, if any, by each subscriber, the Subscription Agent shall, as soon as practicable, furnish a list of the proration to the Company for review and approval.

(d)

Upon calculating the number of New Shares to which each subscriber is entitled pursuant to the Over-Subscription Privilege and assuming payment for the additional New Shares subscribed for has been delivered, the Subscription Agent shall mail, as contemplated in subsection (a) above, the statements confirming the issuance of the additional uncertificated securities which the subscriber has been allotted. If a lesser number of New Shares is allotted to a subscriber under the Over-

Subscription Privilege than the subscriber has tendered payment for, the Subscription Agent shall remit the difference to the subscriber without interest or deduction at the same time as statements confirming the issuance of the uncertificated securities allotted pursuant to the Over-Subscription Privilege are mailed.

(e)	Funds received by the Subscription Agent pursuant to the Primary Subscription and the Over-Subscription Privilege shall be held by it in a segregated account (interest, if any, paid on the balances in the account will accrue to the benefit of the Company). Upon mailing statements confirming the issuance of uncertificated securities and refunding subscribers for additional New Shares subscribed for but not allocated, if any, the Subscription Agent shall promptly remit to the Company all funds received in payment of the Subscription Price for New Shares issued in the Rights Offering. The Subscription Agent will not be obligated to calculate or pay interest to any holder or party.

6.	As used in herein, “Business Day” shall have the same meaning as set forth in the Prospectus.

7.	The Company shall have the absolute right to reject any defective exercise of Rights or to waive any defect in exercise as set forth in the Prospectus. Unless requested to do so by the Company, the Subscription Agent shall not be under any duty to give notification to holders of Subscription Certificates of any defects or irregularities in subscriptions. Subscriptions will not be deemed to have been made until any such defects or irregularities have been cured or waived within such time as the Company shall determine. The Subscription Agent shall as soon as practicable return Subscription Certificates with the defects or irregularities which have not been cured or waived to the holder of the Rights. If any Subscription Certificate is alleged to have been lost, stolen or destroyed, the Subscription Agent should follow the same procedures followed for lost stock certificates representing Shares it uses in its capacity as transfer agent for the Company’s Shares. Rights holders who have exercised their Rights will have no right to rescind their subscription after receipt of the completed Subscription Certificate together with payment for Shares by the Subscription Agent, except as described in the Prospectus.

8.	Alternatively, a subscription will be accepted by the Subscription Agent if, by 5:00 p.m., ET, on the Expiration Date, the Subscription Agent has duly received a Notice of Guaranteed Delivery from a Record Date Shareholder (as defined in the Prospectus) or a broker, bank, trust company or other intermediary, depository, or nominee guaranteeing delivery of a properly completed and executed Subscription Certificate and full payment for Shares at the estimated Subscription Price as set forth in the Prospectus.

9.	If requested, the Subscription Agent shall deliver to the Company copies of the exercised Subscription Certificates in accordance with written directions received from the Company. The Subscription Agent shall deliver to the subscribers who have duly exercised Rights, at their registered addresses statements confirming the issuance of uncertificated securities subscribed for as instructed on the reverse side of the Subscription Certificates.

10.	The Subscription Agent shall notify the Company by email on and before the close of business on each Business Day during the period commencing with the receipt by the Subscription Agent of the first exercise of Rights and ending at the Expiration Date (and in the case of guaranteed deliveries ending three (3) Business Days after the Expiration Date) (a “daily notice”) of (i) the number of Rights exercised and the day covered by such daily notice, (ii) the number of Rights subject to guaranteed exercises on the day covered by such daily notice, (iii) the number of Rights for which defective exercises have been received on the day covered by such daily notice, and (iv) the cumulative total of the information set forth in clauses (i) through (iii) above. At or before 5:00 P.M., ET, on the first Business Day following the Expiration Date the Subscription Agent shall certify in writing to the Company the cumulative total through the Expiration Date of all the information set forth in clauses (i) through (iii) above. At or before 10:00 A.M., ET, on the fifth Business Day following the Expiration Date the Subscription Agent will execute and deliver to the Company a certificate setting forth the number of Rights exercised pursuant to a Notice of Guaranteed Delivery and as to which Subscription Certificates (and payment therefor) have been timely received. The Subscription Agent shall also maintain and update a listing of holders who have fully or partially exercised their Rights and holders who have not exercised their Rights. The Subscription Agent shall provide the Company or its designees with such information compiled by the Subscription Agent pursuant to this Section 10 as any of them shall request.

11.	With respect to notices or instructions to be provided by the Company hereunder, the Subscription Agent may rely and act on any written instruction signed by any one or more of the following authorized officers or employees of the Company:

Name	Title
Thomas B. Winmill	Chief Executive Officer
Thomas O’Malley	Chief Financial Officer
Russell Kamerman	Chief Compliance Officer
Donald Klimoski II	Assistant Chief Compliance Officer

12.	Either party may terminate this Agreement with or without cause at any time by providing three (3) calendar days written notification to the other party. Upon the effective date of termination of this Agreement, all property then held by the Subscription Agent on behalf of the Company, all canceled subscription certificates and related documentation then held by the Subscription Agent, if any, will be returned to the Company.

In the event the Company does not commence the Rights Offering, the Subscription Agent shall return 90% of the flat fee (as set forth in the schedule attached to this Agreement). Following the commencement of the Rights Offering, whether or not the Rights Offering is completed, the Company agrees to pay the Subscription Agent for services rendered hereunder, as set forth in the schedule attached to this Agreement, prior to the termination of the Rights Offering or this Agreement.

The Company may terminate the Rights Offering at any time and for any reason as set forth in the Prospectus. If the Company terminates the Rights Offering, the Subscription Agent will, at the direction of the Company, return, without interest, all subscription proceeds received to such subscribers who had elected to purchase Shares in accordance with the terms of the Prospectus.

13.	The Subscription Agent may employ or retain such agents (including but not limited to, vendors, advisors and subcontractors) as it reasonably requires to perform its duties and obligations hereunder; may pay reasonable remuneration for all services so performed by such agents; and in the case of counsel, may rely on the written advice or opinion of such counsel provided Company is aware of and agrees with such counsel, which shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Subscription Agent hereunder in good faith and in accordance with such advice or opinion. Additionally, the Subscription Agent shall identify, report and deliver any unclaimed property and/or payments to all states and jurisdictions for the Company in accordance with applicable abandoned property law.

14.	The Company hereby covenants and agrees to indemnify, reimburse and hold the Subscription Agent and its officers, directors, employees and agents harmless against any loss, liability or reasonable expense (including legal and other fees and expenses) incurred by the Subscription Agent arising out of or in connection with entering into this Agreement or the performance of its duties hereunder, except for such losses, liabilities or expenses incurred as a result of its gross negligence, bad faith or willful misconduct. The Company shall not be liable under this indemnity with respect to any claim against the Subscription Agent unless the Company is notified of the written assertion of a claim against it, or of any action commenced against it, promptly after it shall have received any such written information as to the nature and basis of the claim; provided, however, that failure by the Subscription Agent to provide such notice shall not relieve the Company of any liability hereunder if no prejudice occurs.

Except for Company’s indemnification obligations set forth herein, in no event shall the Subscription Agent or the Company have any liability for any incidental, special, statutory, indirect or consequential damages, or for any loss of profits, revenue, data or cost of cover.

All provisions regarding indemnification, liability and limits thereon shall survive the resignation or removal of the Subscription Agent or the termination of this Agreement.

15.	Any notice or communication by the Subscription Agent or the Company to the other is duly given if in writing and delivered in person or via first class mail (postage prepaid), or overnight air courier to the other’s address.

If to the Company:

Dividend and Income Fund

Attn: General Counsel

11 Hanover Square, 12th Floor

New York, NY 10005

Tel: 212-785-0900

If to the Subscription Agent:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attn: Corporate Actions

Tel: (718) 921.8200

with copy to:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attn: General Counsel

Tel: (718) 921.8200

The Subscription Agent and the Company may, by notice to the other, designate additional or different addresses for subsequent notices or communications.

16.	If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement between us to the full extent permitted by applicable law.

17.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law, and shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.

18.	Neither this Agreement, nor any rights or obligations hereunder, may be assigned by either party without the written consent of the other party. However, the Subscription Agent may assign this Agreement or any rights granted hereunder, in whole or in part, either to affiliates, another division, subsidiaries or in connection with its reorganization or to successors of all or a majority of the Subscription Agent’s assets or business without the prior written consent of the Company.

19.	No provision of this Agreement may be amended, modified or waived, except in writing signed by all of the parties hereto. This Agreement may be executed in counterparts, each of which shall be for all purposes deemed an original, but all of which together shall constitute one and the same instrument.

20.	Nothing herein contained shall amend, replace or supersede any agreement between the Company and the Subscription Agent to act as the Company’s transfer agent, which agreement shall remain of full force and effect.

21.	The Subscription Agent hereby covenants and agrees that it will keep confidential all non-public information of Company at all times during and after the period during which the Subscription Agent is performing services for Company (other than in the proper performance of Subscription Agent’s duties under this Agreement).

[signature page follows]

This Subscription Agent Agreement has been executed by the parties hereto as of the date first written above.

DIVIDEND AND INCOME FUND

By:	/s/ Russell Kamerman
Name: Russell Kamerman
Title: General Counsel

Agreed & Accepted:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Michael Legregin
Name: Michael Legregin
Title: SVP

Fee Schedule

Project fee of $18,000.00

Per extension to the Expiration Date $5,000.00

Plus out-of-pocket and extraordinary expenses

DTC new dummy CUSIP eligibility fee $1,000.00 (Non-Negotiable), upon receipt of appropriate back-up documentation reflecting that the fee was charged by DTC.

Santander Bank NA.

601 Penn Street

Reading, PA 19601

ABA # 231372691

SWIFT CODE: SVRNUS33

For further credit to: American Stock Transfer & Trust, LLC

6201 15TH Avenue

Brooklyn, NY 11219

Account # 3036002123

Reference: Company name

Attn: Accounts Receivable

The party below is responsible for payment of the fees:

Name: Dividend and Income Fund

Attention: Russell Kamerman

Address: 11 Hanover Square, 12th Floor

Address: New York, NY 10005

Address:

Facsimile:

Phone: 212-785-0900, ext. 275

Email: rkamerman@dividendandincomefund.com

The fees quoted in this schedule apply to services ordinarily rendered by American Stock Transfer & Trust Company, LLC (“AST”) as subscription agent and are subject to reasonable adjustment based on final review of documents, or when AST is called upon to undertake unusual duties or responsibilities, or as changes in law, procedures, or the cost of doing business demand. Out-of-pocket expenses include, but are not limited to, 1099’s (calculations, production, print, mail, and IRS reporting), cost basis calculations and reporting, and regulatory mailings. Furthermore, the fees quoted in this schedule are based upon information provided to AST and are subject to change upon modification or supplementation of such information resulting in the provision of additional services by AST. Services in addition to and not contemplated in this Agreement, including, but not limited to, document amendments and revisions, calculations, notices and reports, legal fees and unanticipated transaction costs (including charges for wire transfers, checks, internal transfers and securities transactions) will be billed as extraordinary expenses.